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                                                                  Exhibit No. 12

Administration

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY  10019
212-713-2000

                                                                     PAINEWEBBER




March 3, 1986


PaineWebber Master Series, Inc.
1285 Avenue of the Americas
New York, New York  10019

Gentlemen:

Please be advised that PaineWebber Incorporated herewith tenders $100,000 to purchase shares of PaineWebber Master Series, Inc. valued at $100,000 minimum initial capital required by the Investment Company Act of 1940. We intend to purchase the shares as an investment and have no present intention of redeeming or selling such shares.

Very truly yours,

/s/ Anne F. Riney
Anne F. Riney
Vice President - Finance